EXHIBIT A
This Schedule 13G is being filed by a group comprised of Associated Banc-Corp and Associated Trust Company, National Association. Associated Banc-Corp is a parent holding company of a number of banking institutions, and Associated Trust Company, National Association, is a banking institution.